UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 0R 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):
June 22, 2004 (June 9, 2004)

Commission File Number: 000-21444

AFG Investment Trust C
(Exact name of registrant as specified in its charter)

Delaware   04-3157232
(State of jurisdiction   (I.R.S. Employer
of Incorporation)   Identification No.)

1050 Waltham Street
Lexington, MA 02421
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 676-0009

Item 5.   Other Events and Required FD Disclosure.

On June 9, 2004, Robert Lewis, as plaintiff, filed a class and derivative action, captioned Robert Lewis v. Gary D. Engle, James A. Coyne, AFG ASIT Corporation, Equis II Corporation, Semele Group Inc., PLM MILPI Holdings LLC, and AFG Investment Trust C, C.A. No. 497-N, in the Court of Chancery of the State of Delaware, on behalf of a proposed class of investors holding units of beneficial interest in AFG Investment Trust C, against a number of its affiliates, including AFG ASIT Corporation, its managing trustee, as defendants, and the Trust as a nominal defendant, requesting the court to, among other things, preliminarily and permanently enjoin the liquidation of the Trust.

The plaintiff has alleged, among other things, claims against the defendants on behalf of the Trust for breaches of fiduciary duty and a duty to disclose, as well as breach of the trust agreement that governs the Trust. These allegations relate to a consent solicitation statement mailed by the Trust to its unitholders on or about June 2, 2004, and the transactions described therein. Specifically, Plaintiff has asserted that the transactions described in the consent solicitation statement are not entirely fair to minority interest holders in the Trust and represent conflicts of interest with respect to certain defendants. The plaintiff also has alleged that the consent solicitation statement failed to disclose certain information about the MILPI sale transaction and the amendments to the Trust agreement, each as described therein, and is materially misleading. In addition, the plaintiff alleges that the managing trustee has breached the trust agreement by acting to dissolve the Trust prior to the occurrence of certain events described in the trust agreement as conditions precedent to the liquidation of the Trust.

The Plaintiff has requested that the court preliminarily and permanently enjoin the liquidation of the Trust, the consent solicitation and the MILPI sale transaction and the amendments; certify the lawsuit as a class action and the plaintiff as representative of the class; order corrective supplemental disclosures; award unspecified damages; and such other relief as the court may grant. The defendants deny all of the plaintiff’s allegations and intend to vigorously defend against the lawsuit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFG Investment Trust C
By: AFG ASIT Corporation,
                  its Managing Trustee

By: /s/ Richard K Brock
Name: Richard K Brock
Title: Chief Financial Officer
Date: June 22, 2004